CREDIT SUISSE FIRST BOSTON                               RBC DOMINION SECURITIES
Eleven Madison Avenue                                          One Liberty Plaza
New York, NY 10010-3629                                             165 Broadway
                                                         New York, NY 10006-1404

                           Offer to Purchase for Cash
                    up to 23,500,000 Shares of Common Stock
                                       of
                            World Color Press, Inc.
                                       at
                              $35.69 Net Per Share
                                       by
                           Printing Acquisition Inc.
                     a wholly owned indirect subsidiary of
                             Quebecor Printing Inc.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON THURSDAY, AUGUST 12, 1999, UNLESS THE OFFER IS EXTENDED.

                                                                   July 16, 1999

To Brokers, Dealers, Commercial Banks, Trust Companies And Other Nominees:

    We have been appointed by Printing Acquisition Inc., a Delaware corporation (the "Purchaser") and a wholly owned indirect subsidiary of Quebecor Printing Inc., a company amalgamated under the laws of Canada ("Quebecor Printing"), to act as Joint Dealer Managers in connection with Purchaser's offer to purchase up to 23,500,000 shares (representing approximately 62% of the issued and outstanding shares as of July 8, 1999) of common stock, par value $0.01 per share (the "Shares"), of World Color Press, Inc., a Delaware corporation (the "Company"), at a purchase price of $35.69 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 16, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith.

    Holders of Shares whose certificates for such Shares (the "Share Certificates") are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to Harris Trust Company of New York (the "Depositary") prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase), must tender their Shares according to the guaranteed delivery procedures set forth in
Section 3 of the Offer to Purchase.

    The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the Expiration Date a number of Shares of Common Stock par value $0.01 per share of World Color Press, Inc. (the "Company") which, together with any shares owned by Quebecor Printing Inc. or Printing Acquisition Inc. would constitute more than 50% of the voting power of the company (determined on a fully-diluted basis) of all the securities of the Company entitled to vote generally in a merger (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Offer is also subject to the satisfaction of certain other terms and conditions. See Section 15 of the Offer to Purchase.

    Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

1.  Offer to Purchase dated July 16, 1999;

2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients (manually signed facsimile copies of the Letter of Transmittal may be used to tender Shares);

3. Notice of Guaranteed Delivery to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary, or if the procedures for book-entry transfer cannot be completed on a timely basis;

4. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

5. The Letter to stockholders of the Company from Robert G. Burton, the Chairman and Chief Executive Officer of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company, which includes the recommendation of the Board of Directors of the Company (the "Board of Directors") that stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer;

6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

7.  A return envelope addressed to the Depositary.

    The Board of Directors of the Company has determined by a unanimous vote that the Offer and the Merger (as defined below) are fair to, advisable and in the best interests of, the Company and its stockholders, has approved the Offer and the Merger, has approved and adopted the Merger Agreement (as defined below), and has resolved to recommend acceptance of the Offer to, and adoption of the Merger Agreement by, the Company's stockholders.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 12, 1999 (the "Merger Agreement"), among Quebecor Printing, Purchaser and the Company. The Merger Agreement provides for, among other things, the making of the Offer by Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Delaware General Corporation Law, Purchaser will be merged with and into the Company (the "Merger"). Following the Merger, the Company will continue as the surviving corporation and become a wholly owned subsidiary of Quebecor Printing, and the separate corporate existence of Purchaser will cease.

    In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary and (ii) Share Certificates representing the tendered Shares should be delivered to the Depositary, or such Shares should be tendered by book-entry transfer into the Depositary's account maintained at the Book-Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

    If the holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

    Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary, the Information Agent and the Joint Dealer Managers as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your customers.

    Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, AUGUST 12, 1999, UNLESS THE OFFER IS EXTENDED.

    Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,
                                          CREDIT SUISSE FIRST BOSTON CORPORATION
                                          RBC DOMINION SECURITIES CORPORATION

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF QUEBECOR PRINTING, PURCHASER, THE COMPANY, THE JOINT DEALER MANAGERS, THE INFORMATION AGENT, THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.